Exhibit 99.1

ARMSTRONG FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

•	Net Sales Up 0.4%, and Up 0.9% Excluding Impact of Currency for Full Year 2016

•	Announces Organizational Realignment and Annualized Cost Savings

•	Announces $50 Million Share Repurchase Authorization

•	Announces Inventory Accounting Change

Lancaster, PA, March 6, 2017. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Don Maier, Chief Executive Officer, commented: “We made significant progress in driving our innovation-based growth initiatives to produce an increase in annual sales for the first time in three years. However, we continue to encounter a declining trend in our legacy portfolio, and we believe that the sales trends experienced in 2016 will continue in 2017. As a result, we are even more committed to enhancing our mix of higher growth products, while taking actions to revitalize our legacy categories. While we expect these trends to persist, we remain confident in our ability to achieve a 10% Adjusted EBITDA margin target in the mid-term. Our announced organizational realignment will support that target as we seek to better align our structure with our customers. Furthermore, the $50 million share repurchase program announced today provides us with an additional avenue to build shareholder value, while still preserving a strong balance sheet with ample liquidity to invest in growth.”

Fourth Quarter of 2016 Results Compared with Fourth Quarter of 2015 Results

Effective with fourth quarter and full year 2016 results, the Company has changed its accounting for inventories in the Wood segment from the last in, first out (LIFO) method to the first in, first out (FIFO) method. Adjusted financial results now also include the impacts of foreign currency translation. These changes are described below. The Company has also provided a reconciliation of historical financial information to reflect such changes, which can be found in the Presentation and Events section of the investor relations website at www.armstrongflooring.com.

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
Net sales	$271.7	$280.1	(3.0%)	$1,193.2	$1,188.7	0.4%
Net sales excluding Fx	$272.4	$280.3	(2.8%)	$1,194.0	$1,183.4	0.9%
Operating income	($9.2)	($20.4)	N/M	$18.9	($14.0)	N/M
Net income	($6.3)	($16.6)	N/M	$9.2	$29.6	(68.9%)
Diluted earnings per share	($0.23)	($0.47)	N/M	$0.33	$1.07	(69.4%)

Adjusted Results Under Wood LIFO, Constant Fx (Prior Basis of Presentation)
Adjusted EBITDA[1]	$2.0	$5.7	(65.4%)	$72.7	$61.0	19.1%
Adjusted EBITDA margin	0.7%	2.0%	(130 bps )	6.1%	5.2%	90 bps
Adjusted net income[1]	($6.1)	($2.4)	N/M	$13.9	$13.0	7.5%
Adjusted diluted earnings per share[1]	($0.22)	($0.09)	N/M	$0.50	$0.47	6.2%

Adjusted Results Under Wood FIFO, Actual Fx (Current Basis of Presentation)
Adjusted EBITDA[1]	$5.5	($9.7)	N/M	$83.1	$31.5	163.3%
Adjusted EBITDA margin	2.0%	(3.5%)	550 bps	7.0%	2.7%	430 bps
Adjusted net income[1]	($2.5)	($11.8)	N/M	$21.7	(4.6)	N/M
Adjusted diluted earnings per share[1]	($0.09)	($0.43)	N/M	$0.77	($0.17)	N/M

In the fourth quarter of 2016, net sales were $271.7 million compared to $280.1 million in the fourth quarter of 2015, as a result of declines in both Resilient and Wood segment net sales. Excluding the impact of foreign exchange, net sales were down 2.8%, compared to the prior year quarter.

The fourth quarter net loss was ($6.3) million, or ($0.23) per diluted share, as compared to ($16.6) million, or ($0.47) per diluted share, in the prior year quarter. Adjusted net income under Wood FIFO, actual Fx, which excluded one-time items including severance expenses and gains on disposal of discontinued operations, was ($2.5) million, or ($0.09) per diluted share, as compared to ($11.8) million, or ($0.43) per diluted share in the prior year quarter. The improvement in adjusted net income reflected the benefit of lower raw material costs and a reduction in current year SG&A spending.

Adjusted EBITDA Under Wood LIFO, Constant Fx was $2.0 million, as compared to $5.7 million in the prior year quarter, attributable to lower net sales which more than offset lower manufacturing and SG&A costs. Adjusted EBITDA Under Wood FIFO, Actual Fx was $5.5 million, as compared to ($9.7) million in the prior year quarter, primarily due to the benefit of lower raw material costs.

Resilient Flooring Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
(Dollars in millions)	2016	2015	Change	2016	2015	Change
Net sales	$158.3	$164.5	(3.8%)	$707.1	$713.3	(0.9%)
Operating income	($4.8)	($8.9)	N/M	$15.1	$11.2	35.6%
Adjusted EBITDA	$5.3	($1.1)	N/M	$55.8	$41.1	35.7%
Adjusted EBITDA margin	3.3%	(0.7%)	400bps	7.9%	5.8%	210 bps

Net sales were $158.3 million compared to $164.5 million in the prior year period. Net sales declined primarily due to lower pricing in response to competitor actions as well as lower volume from end market weakness in North America, which particularly impacted traditional vinyl tile products, and includes a reduction in vinyl sheet sales in the strategic retail customer channel. Favorable mix provided a partial offset, mainly attributable to LVT, which experienced double digit volume growth. Excluding the impact of foreign exchange, net sales were down 3.4%.

Operating income was ($4.8) million in the quarter as compared to ($8.9) in the prior year quarter. Adjusted EBITDA was $5.3 million compared to ($1.1) million in the prior year quarter as lower SG&A, productivity initiatives, and favorable input costs more than offset the impact of lower year-on-year net sales.

Wood Flooring Segment

	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollars in millions)	2016	2015	Change		2016	2015	Change
Net sales	$113.4	$115.6	(1.9%)		$486.1	$475.4	2.3%
Operating income	($4.4)	($11.5)	N/M		$3.8	($25.2)	N/M

Adjusted Results Under Prior Wood LIFO, Constant Fx (Prior Basis of Presentation)
Adjusted EBITDA	($3.3)	$6.8	N/M		$17.0	$21.3	(20.1%)
Adjusted EBITDA margin	(2.9%)	5.9%	(880 bps	)	3.5%	4.5%	(100 bps )

Adjusted Results Under Current Wood FIFO, Actual Fx (Current Basis of Presentation)
Adjusted EBITDA	$0.2	($8.7)	N/M		$27.3	($9.6)	N/M
Adjusted EBITDA margin	0.2%	(7.5%)	770 bps		5.6%	(2.0%)	760 bps

Net sales were $113.4 million as compared to $115.6 million in the prior year quarter primarily attributable to lower pricing across all product categories in response to industry price pressure. Volume growth and favorable mix provided a partial offset. Stronger volume was mainly attributable to higher sales at large retail customers.

Operating income was ($4.4) million as compared to ($11.5) million in the prior year quarter. Adjusted EBITDA (Wood LIFO, Constant Fx) was ($3.3) million compared to $6.8 million in the prior year quarter, driven by lower net sales and higher input costs. Adjusted EBITDA (Wood FIFO, Actual Fx) increased to $0.2 million as compared to ($8.7) million in the prior year quarter primarily due to the benefit of lower raw material costs under the FIFO inventory accounting method, as described above.

Liquidity

During full year 2016, the Company generated $16.9 million of free cash flow. As of December 31, 2016, the Company had $30.6 million of cash on the balance sheet and held long-term debt of $21.2 million. As of December 31, 2016, the Company had $233.8 million of total liquidity, including $203.2 million of availability on its asset-based revolving credit facility.

Share Repurchase Program

The company announced today that its Board of Directors has authorized a share repurchase program of $50 million, effective immediately. The authorization of the repurchase program is aligned with the Company’s goal to increase the efficiency of its capital structure over time while preserving sufficient liquidity to invest in organic growth projects and other opportunities.

Organizational Streamlining and Related Cost Reduction Plan

The Company is combining its commercial and residential go-to-market structures and related organization. The new structure is designed to provide enhanced support and responsiveness to retailers and contractors and to foster greater alignment with distributors, which cover both commercial and residential markets. In addition, the Company believes this effort is consistent with its focus on improving its competitive positioning and profitability.

These streamlining efforts are expected to achieve annualized savings of $6 million to $7 million in SG&A expenses. In connection with these savings, the Company expects to incur one-time charges of $4 million to $5 million, with most of the expense occurring in the first half of 2017. The charges primarily relate to severance expenses.

Mr. Maier stated, “This more efficient go-to-market approach and cost reduction plan is an integral part of our transformational effort to improve profitability. We believe the streamlining of operations will allow us to better service customers and better align our cost structure with the current environment, in light of protracted market challenges.”

GAAP Accounting and Non-GAAP Changes

First, during the fourth quarter of 2016, the Company changed the method of accounting for its Wood segment inventories from the LIFO method to the FIFO method. The Resilient segment will continue to use the LIFO accounting method. The company annually purchases a significant quantity of green lumber, which then must be dried in inventory resulting in a total production cycle of 5 to 6 months. The Company believes the FIFO method of accounting for its Wood segment inventories is preferable because it provides a better measure of the current cost of inventory and provides a better match of manufacturing costs with revenues considering the volatility of lumber prices and the long production cycle time. As required by the accounting standards, the change has been retrospectively applied to all historical periods. Had the Company not changed its accounting for Wood segment inventories, Adjusted EBITDA would have been lower by $3.5 million in the fourth quarter of 2016 and by $10.3 million for the full year 2016. Based on the Company’s expectation for relatively flat lumber input costs during 2017, the accounting change is expected to have a $1 million benefit to 2017 Adjusted EBITDA.

Second, the Company now includes the effects of currency translation in Adjusted Net Income and Adjusted EBITDA non-GAAP measures, and as a result, will no longer report Adjusted Net Sales excluding the impact of currency. The company formerly presented Adjusted Net Sales and other adjusted financial results in comparable dollars to remove the effects of currency translation on results, using budgeted forward year exchange rates for the current and prior year comparable periods. This change will eliminate the need to restate prior year financial results in future periods. The impact on 2016 Adjusted EBITDA was nominal.

Finally, the Company has amended the measurement of its free cash flow non-GAAP measure to be operating cash flow less net purchases of property, plant and equipment. The company formerly presented free cash flow as operating cash flow less investing cash flow. The company believes this change will enhance comparability with peers.

Full Year 2017 Outlook

(Dollars in millions)	2016	2017E
Adjusted EBITDA (Wood LIFO, Constant Fx)	$72.7	$74 to $84
LIFO Adjustment	$10.3	$1
Fx Adjustment	$0.1	N/M

Adjusted EBITDA (Wood FIFO, Actual Fx)	$83.1	$75 to $85
Gross Capital Expenditures	$37.6	$45 to $50

Jay Thompson, Chief Financial Officer, stated, “In 2016, we improved adjusted EBITDA through targeted productivity and cost control initiatives. In 2017, we expect Adjusted EBITDA to be in the range of $75 million to $85 million, which includes the impact of higher raw material costs, especially lumber. As we continue to generate free cash flow, we are focused on investing in high return projects and other attractive opportunities, and we expect our recently announced repurchase program to generate shareholder value as we work towards a more optimal capital structure.”

Conference Call and Webcast

The Company will host a live webcast and conference call to review fourth quarter results on Monday, March 6, 2017 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13654156.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 4,000 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$271.7	$280.1	$1,193.2	$1,118.7
Cost of goods sold	226.7	241.6	963.1	993.0
Gross profit	45.0	38.5	230.1	195.7
Selling, general and administrative expenses	54.2	58.9	211.2	209.7
Operating income (loss)	(9.2)	(20.4)	18.9	(14.0)
Interest expense	0.2	—	1.5	—
Other expense	3.7	1.5	5.8	3.6
Income (loss) from continuing operations before income taxes	(13.1)	(21.9)	11.6	(17.6)
Income tax expense	(6.8)	(8.8)	4.1	(7.3)
Income from continuing operations	(6.3)	(13.1)	7.5	(10.3)
Net gain (loss) from discontinued operations	—	(3.5)	1.7	39.9
Net income (loss)	$(6.3)	$(16.6)	$9.2	$29.6
Weighted average number of common shares outstanding - Basic	27.8	27.7	27.9	27.7
Basic earnings per share of common stock	$(0.23)	(0.47)	$0.33	$1.07
Weighted average number of common shares outstanding - Diluted	28.0	27.7	28.1	27.7
Diluted earnings per share of common stock	$(0.23)	(0.47)	$0.33	$1.07

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current results and prior period results. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending in 2015, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company incurred post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Sales	$271.7	$280.1	$1,193.2	$1,188.7
Impact of currency movements	0.7	0.2	0.8	(0.3)

Net Sales excluding Fx	$272.4	$280.3	$1,194.0	$1,183.4

	Three Months Ended December 31,
	2016			2015
	Total	Resilient	Wood	Total	Resilient	Wood
Net Income	($6.3)			($16.6)
Net gain from discontinued operations	—			3.5
Interest Expense	0.2			—
Other (Income) & Expense	3.7			1.5
Taxes	(6.8)			(8.8)

Operating Income	(9.2)	(4.8)	(4.4)	(20.4)	(8.9)	(11.5)
Depreciation and amortization	12.4	8.2	4.2	9.8	6.6	3.1
Multilayered wood flooring duties and cost reduction expense	0.1	—	0.1	0.7	0.6	0.1
U.S. pension expense	2.2	1.8	0.4	2.9	2.6	0.3
Adjustment for corporate expense	—	—	—	(2.7)	(2.0)	(0.7)
Adj to LIFO	(3.5)	—	(3.5)	15.5	—	15.5
Foreign exchange rate comparability	—	—	—	—	—	—

Adjusted EBITDA (Wood LIFO, constant Fx)	2.0	5.3	(3.3)	5.7	(1.1)	6.8
Reverse adj to LIFO	3.5	—	3.5	(15.5)	—	(15.5)
Reverse foreign exchange rate comparability	—	—	—	—	—	—
Adjusted EBITDA (Wood FIFO, actual Fx)	$5.5	$5.3	$0.2	($9.7)	($1.1)	($8.7)

	Three Months Ended December 31,
	2016		2015
	$ million	Per diluted share	$ million	Per diluted share
Net Income	($6.3)	($0.23)	($16.6)	($0.33)
Multilayered wood flooring duties and cost reduction expense	0.1		0.7
U.S. pension expense	2.2		2.9
Adjustment for corporate expense	—		(2.7)
Pro forma adjustment for interest expense	—		(0.3)
Other (Income) & Expense	3.7		1.5
Tax impact of adjustments at statutory rate	(2.2)		(0.8)
Net gain from discontinued operations	—		3.5
Adj to LIFO, net of tax	(3.6)		9.4
Foreign exchange rate comparability, net of tax	—		—

Adjusted Net Income (Wood LIFO, constant Fx)	(6.1)	(0.22)	(2.4)	(0.09)
Reverse adj to LIFO, net of tax	3.6		(9.4)
Reverse foreign exchange rate comparability, net of tax	—		—
Adjusted Net Income (Wood FIFO, actual Fx)	($2.5)	($0.09)	($11.8)	(0.43)

	Twelve Months Ended December 31,
	2016			2015
	Total	Resilient	Wood	Total	Resilient	Wood
Net Income	$9.2			$29.6
Net gain from discontinued operations	(1.7)			(39.9)
Interest Expense	1.5			—
Other (Income) & Expense	5.8			3.6
Taxes	4.1			(7.3)

Operating Income	18.9	15.1	3.8	(14.0)	11.2	(25.2)
Depreciation and amortization	46.6	32.6	14.1	38.1	26.1	12.0
Multilayered wood flooring duties and cost reduction expense	8.4	0.8	7.5	4.0	(0.1)	4.1
U.S. pension expense	8.7	7.3	1.4	11.5	10.2	1.3
Adjustment for corporate expense	0.5	—	0.5	(8.0)	(6.2)	(1.8)
Adj to LIFO	(10.3)	—	(10.3)	31.9	—	31.9
Foreign exchange rate comparability	(0.1)	(0.1)	—	(2.4)	(1.4)	(1.0)

Adjusted EBITDA (Wood LIFO, constant Fx)	72.7	55.6	17.0	61.0	39.7	21.3
Reverse adj to LIFO	10.3	—	10.3	(31.9)	—	(31.9)
Reverse foreign exchange rate comparability	0.1	0.1	—	2.4	1.4	1.0
Adjusted EBITDA (Wood FIFO, actual Fx)	$83.1	$55.8	$27.3	$31.5	$41.1	($9.6)

	Twelve Months Ended December 31,
	2016		2015
	$ million	Per diluted share	$ million	Per diluted share
Net Income	$9.2	$0.33	$29.6	$1.07
Multilayered wood flooring duties and cost reduction expense	8.4		4.0
U.S. pension expense	8.7		11.5
Adjustment for corporate expense	0.5		(8.0)
Pro forma adjustment for interest expense	(0.4)		(1.9)
Other (Income) & Expense	5.8		3.6
Tax impact of adjustments at statutory rate	(8.7)		(3.5)
Net gain from discontinued operations	(1.7)		(39.9)
Adj to LIFO, net of taxes	(7.7)		19.3
Foreign exchange rate comparability, net of taxes	(0.1)		(1.7)

Adjusted Net Income (Wood LIFO, constant Fx)	13.9	0.50	13.0	0.47
Reverse adj to LIFO, net of taxes	7.7		(19.3)
Reverse foreign exchange rate comparability, net of taxes	0.1		1.7
Adjusted Net Income (Wood FIFO, actual Fx)	$21.7	$0.77	($4.6)	($0.17)

Twelve Months Ended December 31, 2016
Operating cash flow	$54.0
Purchases of property, plant, and equipment	$(37.6)
Sale of assets	0.5

Free cash flow	$16.9